Exhibit 99.1

News Release

Investor Contact:	Media Contact:
Andrew Hedberg (651) 250-2185	Nigel Glennie (651) 250-2576
Cairn Clark (651) 250-2291

ECOLAB DELIVERS STRONG FOURTH QUARTER AND RECORD 2024 PERFORMANCE

REPORTED DILUTED EPS $1.66; ADJUSTED DILUTED EPS $1.81, +17%

2025 ADJUSTED DILUTED EPS OUTLOOK: $7.42 - $7.62, +12% - 15%

FOURTH QUARTER HIGHLIGHTS

●	Reported sales $4.0 billion, +2% versus last year.
●	Organic sales +4%, with accelerated growth in the Industrial and Healthcare & Life Sciences segments and continued strong growth in the Pest Elimination and Institutional & Specialty segments. Regionally, organic sales growth remained very strong in the United States, and growth across the rest of the world was good as new business wins more than offset uneven macroeconomic trends.
●	Reported operating income margin 14.6%. Organic operating income margin 17.4%, +150 bps as solid sales growth more than offset growth-oriented investments in the business.
●	Reported diluted EPS $1.66, +18%. Adjusted diluted EPS, excluding special gains and charges and discrete tax items were $1.81, +17%.
●	Full-year 2024 cash flow from operating activities $2.8 billion. Record full-year 2024 free cash flow of $1.8 billion.

OUTLOOK

●	2025: Expect full year 2025 adjusted diluted earnings per share in the $7.42 to $7.62 range, +12% to 15% versus last year, including an approximate 4% unfavorable impact on earnings growth from currency translation.
●	1Q 2025: Expect first quarter 2025 adjusted diluted earnings per share in the $1.47 to $1.53 range, +10% to 14%, including an approximate 4% unfavorable impact on earnings growth from currency translation.

	Fourth Quarter Ended December 31
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2024	2023	Change	2024	2023	Change
Net sales	$4,005.2	$3,938.4	2%	$4,005.2	$3,938.4	2%
Operating income	582.8	590.0	(1)%	688.2	624.5	10%
Net income attributable to Ecolab	472.9	405.2	17%	516.6	444.7	16%

Diluted earnings per share attributable to Ecolab	$1.66	$1.41	18%	$1.81	$1.55	17%

	Organic		%
	2024	2023	Change
Net sales	$4,021.5	$3,861.8	4%
Operating income	698.6	612.4	14%

ST. PAUL, Minn., February 11, 2025

CEO Comment

Christophe Beck, Ecolab’s chairman and chief executive officer, said, “2024 was another exceptional year for Ecolab, with sales, organic operating income margin, free cash flow, and adjusted diluted earnings per share all reaching record levels. This outstanding performance was fueled by the significant total value the Ecolab team and technologies delivered to our customers. We also continued to invest in breakthrough innovation, new digital capabilities, and our sales and service expertise. These efforts aim to further strengthen Ecolab’s competitive position, enhance our customer value proposition, and create new growth opportunities for the future.”

“We enter 2025 confident in our ability to deliver continued strong performance in a dynamic environment. Growth in the United States, our largest and most profitable region, continues to be very strong, and growth across the rest of the world is solid as we more than offset uneven macroeconomic trends. We expect to continue this good momentum by generating further market share gains through our One Ecolab initiative and accelerating performance in our growth engines, specifically in data centers, microelectronics, life sciences, and Ecolab digital.  Additionally, we will implement value pricing that reflects the increasing value Ecolab delivers to customers. As a result, we expect to deliver attractive organic operating income margin expansion, as our confidence in reaching our 20% margin target over the next three years continues to strengthen. Ecolab’s business fundamentals, momentum, and balance sheet are strong, and we remain incredibly focused on generating superior shareholder returns in 2025 and beyond.”

Fourth Quarter 2024 Consolidated Results

Ecolab’s fourth quarter reported sales increased 2% and organic sales increased 4% when compared to the prior year.

Fourth quarter 2024 reported operating income decreased 1% including the impact of special gains and charges, which were a net charge primarily related to restructuring costs. Organic operating income increased 14%, as solid sales growth more than offset growth-oriented investments in the business.

Reported other income in the fourth quarter of 2024 decreased $5 million due to higher pension costs. Reported net interest expense decreased $9 million reflecting lower interest expense due to lower interest rates.

The reported income tax rate for the fourth quarter of 2024 was 10.3% compared with the reported rate of 23.6% in the fourth quarter of 2023. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the fourth quarter of 2024 was 18.2% compared with the adjusted tax rate of 21.3% in the fourth quarter of 2023. The lower adjusted tax rate reflected changes in geographic mix of income and tax planning.

Reported net income increased 17% versus the prior year. Excluding the impact of special gains and charges and discrete tax items, adjusted net income increased 16% versus the prior year.

Reported diluted earnings per share increased 18% versus the prior year. Adjusted diluted earnings per share increased 17% when compared against the fourth quarter of 2023.

Currency translation had a $0.01 unfavorable impact on earnings per share in the fourth quarter of 2024.

Fourth Quarter 2024 Segment Review

Global Industrial

(unaudited)	Fourth Quarter Ended December 31			Organic
(millions)	2024	2023	% Change	% Change

Fixed currency
Sales	$2,066.5	$1,985.1	4%	3%
Operating income	374.6	338.2	11%	10%
Operating income margin	18.1%	17.0%
Organic operating income margin	18.2%	17.0%

Public currency
Sales	$2,034.8	$1,962.8	4%
Operating income	365.7	333.4	10%

The Industrial segment includes Water, Food & Beverage, and Paper

Organic sales growth accelerated further to 3% as growth improved across Water, Food & Beverage, and Paper. Industrial segment sales growth has shown a good acceleration through the year, which is notable given the segment’s international exposure, as strong new business and value pricing have overcome softer end-market trends. Water’s improved growth was led by continued strong growth in downstream and light water. Improved Food & Beverage sales reflected good new business wins, which benefited from our One Ecolab enterprise selling approach. Organic operating income increased 10% as solid sales growth and lower delivered product costs more than offset investments in the business.

Global Institutional & Specialty

(unaudited)	Fourth Quarter Ended December 31			Organic
(millions)	2024	2023	% Change	% Change

Fixed currency
Sales	$1,367.3	$1,295.6	6%	6%
Operating income	288.4	243.4	18%	19%
Operating income margin	21.1%	18.8%
Organic operating income margin	21.1%	18.8%

Public currency
Sales	$1,357.8	$1,285.2	6%
Operating income	285.7	241.3	18%

Organic sales grew 6%. As expected, performance continues to converge within the segment’s long-term 4% to 6% organic growth objective as inflationary impacts normalize and growth from new business, customer penetration gains, and value pricing continue to build. Both the Institutional and Specialty businesses drove attractive sales gains, continuing to significantly outperform end-market trends. Organic operating income increased 19% as strong sales growth and lower supply chain costs more than offset investments in the business.

Global Healthcare & Life Sciences

(unaudited)	Fourth Quarter Ended December 31			Organic
(millions)	2024	2023	% Change	% Change

Fixed currency
Sales	$322.1	$417.8	(23)%	3%
Operating income	40.7	47.5	(14)%	47%
Operating income margin	12.6%	11.4%
Organic operating income margin	12.6%	8.9%

Public currency
Sales	$318.8	$409.3	(22)%
Operating income	39.7	45.4	(13)%

Reported sales and operating income declined reflecting the sale of the global surgical solutions business. Organic sales growth improved to 3% reflecting accelerated growth in Life Sciences and modest growth in Healthcare sales. Improved growth in Life Sciences was driven by good new business wins and progressively improving industry trends. Healthcare’s modest sales growth reflected improved pricing that was offset by non-strategic low margin business exits as we continue to execute Healthcare’s business transformation. Organic operating income increased 47%, driven by solid sales growth and lower SG&A costs.

Global Pest Elimination

(unaudited)	Fourth Quarter Ended December 31			Organic
(millions)	2024	2023	% Change	% Change

Fixed currency
Sales	$295.2	$272.8	8%	7%
Operating income	46.3	54.5	(15)%	(15)%
Operating income margin	15.7%	20.0%
Organic operating income margin	16.0%	20.0%

Public currency
Sales	$293.8	$270.5	9%
Operating income	46.1	54.0	(15)%

Organic sales increased 7%. As expected, performance continues to converge within the segment’s long-term 6% to 8% organic growth objective as inflationary impacts have normalized. To fuel continued strong long-term growth and market share gains, our focus is on accelerating the rollout of our digital pest intelligence program. This innovative program combines advanced analytics with insight-driven service to enable superior pest elimination for customers while also more effectively leveraging Ecolab’s service team. Organic operating income decreased 15% as strong sales growth was more than offset by costs associated with an unfortunate and unusual spike in accidents, compared to Ecolab’s historical world class safety levels, and investments in pest intelligence. We expect organic operating income in the first quarter of 2025 to be relatively stable, and for income growth to progressively accelerate through the year as we leverage our investments in pest intelligence to fuel this high-growth, high-margin business.

Corporate

(unaudited)	Fourth Quarter Ended December 31
(millions)	2024	2023

Public currency
Sales	$ -	$10.6

Corporate operating expense
Nalco and Purolite amortization	49.0	49.8
Special (gains) and charges	105.4	34.5
Other	-	(0.2)
Total Corporate operating expense	$154.4	$84.1

Fourth quarter of 2024 corporate segment includes:

●	amortization expense of $28 million related to the Nalco merger intangible assets and $21 million related to Purolite acquisition intangible assets
●	special gains and charges were a net charge of $105 million, primarily related to One Ecolab

Special gains and charges for the fourth quarter of 2023 impacting operating expense were a net charge of $35 million primarily related to restructuring costs.

Business Outlook

2025

Secular growth trends in water, hygiene, and infection prevention continue to fuel resilient demand for Ecolab’s innovative technologies and services. Regionally, Ecolab expects macroeconomic trends in the United States, the company’s largest and most profitable region, to strengthen further, and trends across the rest of the world to remain uneven.

Momentum in new growth verticals across digital, data centers, microelectronics, and life sciences are expected to continue to accelerate. Ecolab’s investments in these areas position the company well to capture these attractive growth opportunities.

Externally, currency translation is expected to have an approximate 3% unfavorable impact on Ecolab’s 2025 reported sales growth and a 4% unfavorable impact on adjusted diluted earnings per share growth. The company expects to mitigate the impact on earnings through both stronger value pricing, which is expected to be slightly higher than 2024’s pricing as Ecolab’s total value delivered to customers continues to expand, and through One Ecolab savings coming in slightly faster than expected.

As a result, Ecolab expects full year 2025 adjusted diluted earnings per share to improve further to the $7.42 to $7.62 range, rising 12% to 15% compared with adjusted diluted earnings per share of $6.65 in 2024.

The company currently expects quantifiable special charges in 2025 to be approximately $0.25 to $0.30 per share, principally related to restructuring charges. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

2025 – First Quarter

Ecolab expects first quarter 2025 adjusted diluted earnings per share in the $1.47 to $1.53 range, rising 10% to 14% compared with adjusted diluted earnings per share of $1.34 a year ago. This range includes an estimated 4% unfavorable impact on adjusted diluted earnings per share growth from currency translation.

The company currently expects quantifiable special charges in the first quarter of 2025 to be $0.12 per share, principally related to restructuring charges. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

New 2025 Segment Alignment

Effective in the first quarter of 2025, Ecolab will modify its segment reporting. Ecolab’s Global Industrial segment will be renamed Global Water and include Light & Heavy (previously named Water), Food & Beverage, and Paper. Ecolab’s Global Institutional & Specialty segment will continue to include Institutional and Specialty. The company’s healthcare business will move into Institutional. Global Life Sciences will be elevated to a standalone segment. The Global Pest Elimination segment will remain a standalone segment. Further details, including 2023 and 2024 sales and operating income shown in the new segment format and translated at 2025 fixed currency exchange rates, are expected to be disclosed in a Form 8-K prior to Ecolab reporting its first quarter 2025 results.

About Ecolab

A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global sustainability leader offering water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. Building on more than a century of innovation, Ecolab has annual sales of $16 billion, employs approximately 48,000 associates and operates in more than 170 countries around the world. The company delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, maintain clean and safe environments, and optimize water and energy use. Ecolab’s innovative solutions improve operational efficiencies and sustainability for customers in the food, healthcare, high tech, life sciences, hospitality and industrial markets. www.ecolab.com

Ecolab will host a live webcast to review the fourth quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This news release contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding macroeconomic conditions and our financial and business performance and prospects, including sales, earnings, special charges, raw material costs, margins, pricing, currency translation, productivity, investments and new business. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this news release. In particular, the ultimate results of any restructuring initiative depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the impact of economic factors such as the worldwide economy, interest rates, foreign currency risk, reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar, demand uncertainty, supply chain challenges and inflation; the vitality of the markets we serve; exposure to global economic, political and legal risks related to our international operations, including geopolitical instability and the escalation of armed conflicts; our ability to successfully execute organizational change and management transitions; information technology infrastructure failures or breaches in data security; difficulty in procuring raw materials or fluctuations in raw material costs; our increasing reliance on artificial intelligence technologies in our products, services and operations; the occurrence of severe public health outbreaks not limited to COVID-19; our ability to acquire complementary businesses and to effectively integrate such businesses; our ability to execute key business initiatives; our ability to successfully compete with respect to value, innovation and customer support; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; the costs and effects of complying with laws and regulations, including those relating to the environment, climate change standards, and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential chemical spill or release; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; our commitments, goals, targets, objectives and initiatives related to sustainability, and our public statements and disclosures regarding them; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures include:

●	fixed currency sales
●	organic sales
●	adjusted cost of sales
●	adjusted gross profit
●	adjusted gross margin
●	fixed currency operating income
●	adjusted operating income
●	adjusted fixed currency operating income
●	adjusted fixed currency operating income margin
●	organic operating income
●	organic operating income margin
●	adjusted tax rate
●	adjusted net income attributable to Ecolab
●	adjusted diluted earnings per share
●	free cash flow

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for adjusted cost of sales, adjusted gross margin, adjusted gross profit and adjusted operating income exclude the impact of special (gains) and charges and our non-GAAP financial measures for adjusted tax rate, adjusted net income attributable to Ecolab and adjusted diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2024. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco and Purolite transactions or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Our non-GAAP financial measures for organic sales, organic operating income and organic operating income margin are at fixed currency and exclude the impact of special (gains) and charges, the results of our acquired businesses from the first twelve months post acquisition and the results of divested businesses from the twelve months prior to divestiture. Further, due to the sale of the global surgical solutions business on August 1, 2024, we have excluded the results of the business for October through December 2023 and for August through December 2023, respectively, from these organic measures for the three-month and twelve-month periods ended December 31, 2023 to remain comparable to the corresponding periods in 2024. In addition, as part of the separation of ChampionX in 2020, we entered into an agreement with ChampionX to provide, receive or transfer certain products for a transitionary period. Transitionary period sales of product to ChampionX under this agreement are recorded in product and equipment sales in the Corporate segment along with the related cost of sales. The remaining sales to ChampionX are recorded in product and equipment sales in the Global Industrial segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

We define free cash flow as net cash provided by operating activities less cash outlays for capital expenditures. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. It should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. We believe free cash flow is meaningful to investors as it functions as a useful measure of performance and we use this measure as an indication of the strength of the Company and its ability to generate cash.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this news release) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions, except per share)	2024	2023	Change	2024	2023	Change

Product and equipment sales	$3,158.0	$3,164.8		$12,473.6	$12,316.8
Service and lease sales	847.2	773.6		3,267.8	3,003.4
Net sales	4,005.2	3,938.4	2%	15,741.4	15,320.2	3%
Product and equipment cost of sales	1,769.0	1,827.5		6,990.0	7,389.2
Service and lease cost of sales	500.1	456.9		1,909.7	1,765.7
Cost of sales (1)	2,269.1	2,284.4	(1)%	8,899.7	9,154.9	(3)%
Selling, general and administrative expenses	1,050.0	1,034.8	1%	4,228.2	4,061.6	4%
Special (gains) and charges (1)	103.3	29.2		(188.9)	111.4
Operating income	582.8	590.0	(1)%	2,802.4	1,992.3	41%
Other (income) expense	(13.2)	(17.9)	(26)%	(51.3)	(59.9)	(14)%
Interest expense, net	61.7	70.4	(12)%	282.5	296.7	(5)%
Income before income taxes	534.3	537.5	(1)%	2,571.2	1,755.5	46%
Provision for income taxes	54.8	126.7	(57)%	439.3	362.5	21%
Net income including noncontrolling interest	479.5	410.8	17%	2,131.9	1,393.0	53%
Net income attributable to noncontrolling interest	6.6	5.6		19.5	20.7
Net income attributable to Ecolab	$472.9	$405.2	17%	$2,112.4	$1,372.3	54%

Earnings attributable to Ecolab per common share
Basic	$1.67	$1.42	18%	$7.43	$4.82	54%
Diluted	$1.66	$1.41	18%	$7.37	$4.79	54%

Weighted-average common shares outstanding
Basic	283.3	285.3	(1)%	284.3	285.0	0%
Diluted	285.7	287.1	0%	286.6	286.5	0%

(1) Cost of sales and Special (gains) and charges in the Consolidated Statement of Income above include the following:

	Fourth Quarter Ended			Twelve Months Ended
	December 31			December 31
(millions)	2024	2023		2024	2023

Cost of sales
One Ecolab	$1.9	$ -		$1.9	$ -
Other restructuring	0.2	5.3		3.4	22.5
Subtotal (a)	2.1	5.3		5.3	22.5

Special (gains) and charges
One Ecolab	59.4	-		98.3	-
Other restructuring	1.7	16.9		21.8	63.2
Sale of global surgical solutions business	10.4	5.5		(340.3)	10.3
Acquisition and integration activities	4.3	4.6		12.6	16.1
Other	27.5	2.2		18.7	21.8
Subtotal	103.3	29.2		(188.9)	111.4

Total special (gains) and charges	$105.4	$34.5		($183.6)	$133.9

(a) Special charges of $2.1 million and $3.5 million in the fourth quarter of 2024 and 2023, respectively, and $5.3 million and $14.5 million for the twelve months of 2024 and 2023, respectively, were recorded in product and equipment cost of sales. Special charges of $1.8 million and $8.0 million for the fourth quarter and twelve months of 2023, respectively, were recorded in service and lease cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Fourth Quarter Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2024	2023	Change	2024	2023	Change
Net Sales
Global Industrial	$2,066.5	$1,985.1	4%	$2,034.8	$1,962.8	4%
Global Institutional & Specialty	1,367.3	1,295.6	6%	1,357.8	1,285.2	6%
Global Healthcare & Life Sciences	322.1	417.8	(23)%	318.8	409.3	(22)%
Global Pest Elimination	295.2	272.8	8%	293.8	270.5	9%
Corporate	-	10.7	(100)%	-	10.6	(100)%
Subtotal at fixed currency rates	4,051.1	3,982.0	2%	4,005.2	3,938.4	2%
Currency impact	(45.9)	(43.6)	*	-	-	*
Consolidated reported GAAP net sales	$4,005.2	$3,938.4	2%	$4,005.2	$3,938.4	2%

Operating Income (loss)
Global Industrial	$374.6	$338.2	11%	$365.7	$333.4	10%
Global Institutional & Specialty	288.4	243.4	18%	285.7	241.3	18%
Global Healthcare & Life Sciences	40.7	47.5	(14)%	39.7	45.4	(13)%
Global Pest Elimination	46.3	54.5	(15)%	46.1	54.0	(15)%
Corporate	(154.7)	(84.5)	*	(154.4)	(84.1)	*
Subtotal at fixed currency rates	595.3	599.1	(1)%	582.8	590.0	(1)%
Currency impact	(12.5)	(9.1)	*	-	-	*
Consolidated reported GAAP operating income	$582.8	$590.0	(1)%	$582.8	$590.0	(1)%

	Year Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2024	2023	Change	2024	2023	Change
Net Sales
Global Industrial	$7,857.2	$7,640.5	3%	$7,777.2	$7,626.5	2%
Global Institutional & Specialty	5,413.9	5,014.6	8%	5,382.6	4,999.2	8%
Global Healthcare & Life Sciences	1,434.1	1,607.5	(11)%	1,418.8	1,586.0	(11)%
Global Pest Elimination	1,167.8	1,070.2	9%	1,162.8	1,066.0	9%
Corporate	-	42.7	(100)%	-	42.5	(100)%
Subtotal at fixed currency rates	15,873.0	15,375.5	3%	15,741.4	15,320.2	3%
Currency impact	(131.6)	(55.3)	*	-	-	*
Consolidated reported GAAP net sales	$15,741.4	$15,320.2	3%	$15,741.4	$15,320.2	3%

Operating Income (loss)
Global Industrial	$1,300.6	$1,122.0	16%	$1,280.5	$1,122.0	14%
Global Institutional & Specialty	1,182.7	841.8	40%	1,173.8	838.7	40%
Global Healthcare & Life Sciences	147.2	160.8	(8)%	143.3	154.9	(7)%
Global Pest Elimination	220.4	210.4	5%	219.5	209.7	5%
Corporate	(15.8)	(332.8)	*	(14.7)	(333.0)	*
Subtotal at fixed currency rates	2,835.1	2,002.2	42%	2,802.4	1,992.3	41%
Currency impact	(32.7)	(9.9)	*	-	-	*
Consolidated reported GAAP operating income	$2,802.4	$1,992.3	41%	$2,802.4	$1,992.3	41%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco and Purolite transactions intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31	December 31
(millions)	2024	2023
Assets
Current assets
Cash and cash equivalents	$1,256.8	$919.5
Accounts receivable, net	2,865.0	2,834.2
Inventories	1,464.9	1,497.2
Other current assets	439.0	393.2
Total current assets	6,025.7	5,644.1

Property, plant and equipment, net	3,752.4	3,474.6
Goodwill	7,907.3	8,148.2
Other intangible assets, net	3,308.8	3,493.5
Operating lease assets	723.2	553.5
Other assets	670.4	532.7
Total assets	$22,387.8	$21,846.6

Liabilities and Equity
Current liabilities
Short-term debt	$615.7	$630.4
Accounts payable	1,810.0	1,566.3
Compensation and benefits	727.4	655.5
Income taxes	127.0	158.7
Other current liabilities	1,512.7	1,334.9
Total current liabilities	4,792.8	4,345.8

Long-term debt	6,949.2	7,551.4
Pension and postretirement benefits	634.9	651.7
Deferred income taxes	280.0	418.2
Operating lease liabilities	575.5	425.5
Other liabilities	366.2	381.8
Total liabilities	13,598.6	13,774.4

Equity
Common stock	367.8	365.7
Additional paid-in capital	7,159.6	6,766.7
Retained earnings	11,517.1	10,075.4
Accumulated other comprehensive loss	(1,982.0)	(1,850.4)
Treasury stock	(8,305.2)	(7,312.7)
Total Ecolab shareholders’ equity	8,757.3	8,044.7
Noncontrolling interest	31.9	27.5
Total equity	8,789.2	8,072.2
Total liabilities and equity	$22,387.8	$21,846.6

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2024	2023	2024	2023

Net sales
Reported GAAP net sales	$4,005.2	$3,938.4	$15,741.4	$15,320.2
Effect of foreign currency translation	45.9	43.6	131.6	55.3
Non-GAAP fixed currency sales	4,051.1	3,982.0	15,873.0	15,375.5
Effect of acquisitions and divestitures	(29.6)	(120.2)	(131.5)	(252.5)
Non-GAAP organic sales	$4,021.5	$3,861.8	$15,741.5	$15,123.0

Cost of sales
Reported GAAP cost of sales	$2,269.1	$2,284.4	$8,899.7	$9,154.9
Special (gains) and charges	2.1	5.3	5.3	22.5
Non-GAAP adjusted cost of sales	$2,267.0	$2,279.1	$8,894.4	$9,132.4

Gross profit
Reported GAAP gross profit	$1,736.1	$1,654.0	$6,841.7	$6,165.3
Special (gains) and charges	2.1	5.3	5.3	22.5
Non-GAAP adjusted gross profit	$1,738.2	$1,659.3	$6,847.0	$6,187.8

Gross margin
Reported GAAP gross margin	43.3%	42.0%	43.5%	40.2%
Non-GAAP adjusted gross margin	43.4%	42.1%	43.5%	40.4%

Operating income
Reported GAAP operating income	$582.8	$590.0	$2,802.4	$1,992.3
Special (gains) and charges at public currency rates	105.4	34.5	(183.6)	133.9
Non-GAAP adjusted operating income	688.2	624.5	2,618.8	2,126.2
Effect of foreign currency translation	12.6	9.2	32.9	9.4
Non-GAAP adjusted fixed currency operating income	700.8	633.7	2,651.7	2,135.6
Effect of acquisitions and divestitures	(2.2)	(21.3)	(7.5)	(38.4)
Non-GAAP organic operating income	$698.6	$612.4	$2,644.2	$2,097.2

Operating income margin
Reported GAAP operating income margin	14.6%	15.0%	17.8%	13.0%
Non-GAAP adjusted fixed currency operating income margin	17.3%	15.9%	16.7%	13.9%
Non-GAAP organic operating income margin	17.4%	15.9%	16.8%	13.9%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2024	2023	2024	2023
Net Income attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$472.9	$405.2	$2,112.4	$1,372.3
Special (gains) and charges, after tax	79.6	30.6	(126.7)	109.2
Discrete tax net expense (benefit)	(35.9)	8.9	(78.6)	11.2
Non-GAAP adjusted net income attributable to Ecolab	$516.6	$444.7	$1,907.1	$1,492.7

Diluted EPS attributable to Ecolab
Reported GAAP diluted EPS	$1.66	$1.41	$7.37	$4.79
Special (gains) and charges, after tax	0.28	0.11	(0.44)	0.38
Discrete tax net expense (benefit)	(0.13)	0.03	(0.28)	0.04
Non-GAAP adjusted diluted EPS	$1.81	$1.55	$6.65	$5.21

Provision for Income Taxes
Reported GAAP tax rate	10.3%	23.6%	17.1%	20.6%
Special gains and charges	2.3	(0.8)	(1.1)	(0.1)
Discrete tax items	5.6	(1.5)	3.3	(0.6)
Non-GAAP adjusted tax rate	18.2%	21.3%	19.3%	19.9%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended December 31
	2024			2023
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Industrial	$2,066.5	($25.0)	$2,041.5	$1,985.1	($3.0)	$1,982.1
Global Institutional & Specialty	1,367.3	(0.1)	1,367.2	1,295.6	-	1,295.6
Global Healthcare & Life Sciences	322.1	-	322.1	417.8	(106.5)	311.3
Global Pest Elimination	295.2	(4.5)	290.7	272.8	-	272.8
Corporate	-	-	-	10.7	(10.7)	-
Subtotal at fixed currency rates	4,051.1	(29.6)	4,021.5	3,982.0	(120.2)	3,861.8
Currency impact	(45.9)			(43.6)
Consolidated reported GAAP net sales	$4,005.2			$3,938.4

Operating Income (loss)
Global Industrial	$374.6	($2.5)	$372.1	$338.2	($1.2)	$337.0
Global Institutional & Specialty	288.4	0.1	288.5	243.4	-	243.4
Global Healthcare & Life Sciences	40.7	-	40.7	47.5	(19.8)	27.7
Global Pest Elimination	46.3	0.2	46.5	54.5	-	54.5
Corporate	(49.2)	-	(49.2)	(49.9)	(0.3)	(50.2)
Subtotal at fixed currency rates	700.8	(2.2)	698.6	633.7	(21.3)	612.4
Special (gains) and charges at fixed currency rates	105.5			34.6
Reported OI at fixed currency rates	595.3			599.1
Currency impact	(12.5)			(9.1)
Consolidated reported GAAP operating income	$582.8			$590.0

	Year Ended December 31
	2024			2023
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Industrial	$7,857.2	($89.3)	$7,767.9	$7,640.5	($26.7)	$7,613.8
Global Institutional & Specialty	5,413.9	(32.0)	5,381.9	5,014.6	-	5,014.6
Global Healthcare & Life Sciences	1,434.1	-	1,434.1	1,607.5	(183.1)	1,424.4
Global Pest Elimination	1,167.8	(10.2)	1,157.6	1,070.2	-	1,070.2
Corporate	-	-	-	42.7	(42.7)	-
Subtotal at fixed currency rates	15,873.0	(131.5)	15,741.5	15,375.5	(252.5)	15,123.0
Currency impact	(131.6)			(55.3)
Consolidated reported GAAP net sales	$15,741.4			$15,320.2

Operating Income (loss)
Global Industrial	$1,300.6	($6.1)	$1,294.5	$1,122.0	($1.3)	$1,120.7
Global Institutional & Specialty	1,182.7	(1.8)	1,180.9	841.8	-	841.8
Global Healthcare & Life Sciences	147.2	-	147.2	160.8	(35.7)	125.1
Global Pest Elimination	220.4	0.4	220.8	210.4	-	210.4
Corporate	(199.2)	-	(199.2)	(199.4)	(1.4)	(200.8)
Subtotal at fixed currency rates	2,651.7	(7.5)	2,644.2	2,135.6	(38.4)	2,097.2
Special (gains) and charges at fixed currency rates	(183.4)			133.4
Reported OI at fixed currency rates	2,835.1			2,002.2
Currency impact	(32.7)			(9.9)
Consolidated reported GAAP operating income	$2,802.4			$1,992.3

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

Selected Cash Flow items	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions)	2024	2023	2024	2023

Cash provided by operating activities	$766.7	$852.5	$2,813.9	$2,411.8
Less: Capital expenditures	(359.7)	(262.6)	(994.5)	(774.8)
Free cash flow	$407.0	$589.9	$1,819.4	$1,637.0

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2023	2023	2023	2023	2023	2023	2023
Diluted earnings per share, as reported (U.S. GAAP)	$0.82	$1.15	$1.97	$1.41	$3.38	$1.41	$4.79
Adjustments:
Special (gains) and charges (1)	0.07	0.08	0.15	0.12	0.27	0.11	0.38
Discrete tax expense (benefits) (2)	(0.01)	0.01	0.00	0.01	0.01	0.03	0.04
Adjusted diluted earnings per share (Non-GAAP)	$0.88	$1.24	$2.12	$1.54	$3.66	$1.55	$5.21

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2024	2024	2024	2024	2024	2024	2024
Diluted earnings per share, as reported (U.S. GAAP)	$1.43	$1.71	$3.14	$2.58	$5.72	$1.66	$7.37
Adjustments:
Special (gains) and charges (3)	0.08	0.00	0.08	(0.81)	(0.72)	0.28	(0.44)
Discrete tax expense (benefits) (4)	(0.17)	(0.03)	(0.20)	0.06	(0.15)	(0.13)	(0.28)
Adjusted diluted earnings per share (Non-GAAP)	$1.34	$1.68	$3.02	$1.83	$4.85	$1.81	$6.65

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2023 includes $21.1 million, $23.3 million, $34.2 million and $30.6 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges were primarily related to restructuring charges, acquisition and integration charges and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2023 includes ($4.0) million, $2.8 million, $3.5 million and $8.9 million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits and other discrete tax benefits.

(3) Special (gains) and charges for 2024 includes $23.1 million, $0.9 million, ($230.3) million and $79.6 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges were primarily related to restructuring and the gain on the sale of our global surgical solutions business.

(4) Discrete tax expenses (benefits) for 2024 includes ($48.2) million, ($10.3) million, $15.8 million and ($35.9) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with capital losses, additional basis of foreign intangible assets and other discrete expenses (benefits).